Exhibit 99.1

Axsome Therapeutics Initiates Phase 2 Trial of AXS-12 in Narcolepsy

Topline results anticipated in 2Q 2019

NEW YORK, January 30, 2019 (Globe Newswire) – Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, has initiated the CONCERT (Clinical Outcomes in Narcolepsy and Cataplexy: An Evaluation of Reboxetine Treatment) study, a Phase 2, randomized, controlled trial of AXS-12 (reboxetine) in narcolepsy. AXS-12 has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) for the treatment of narcolepsy. Topline results from the CONCERT trial are expected in the second quarter of 2019.

“The initiation of the CONCERT trial of AXS-12 for the treatment of narcolepsy reflects Axsome’s advancing pipeline of differentiated CNS product candidates, and our continued commitment to developing novel medicines to improve the lives of patients living with serious and difficult-to-treat CNS disorders,” said Herriot Tabuteau, MD, Chief Executive Officer of Axsome. “The CONCERT trial utilizes an efficient crossover design to improve signal detection and speed trial conduct. We look forward to topline results from this study in the second quarter of this year.”

“Narcolepsy is debilitating for the nearly 200,000 individuals living with this condition in the U.S. Unfortunately, treatment options for these patients are limited,” said Cedric O’Gorman, MD, Senior Vice President of Clinical Development and Medical Affairs of Axsome. “AXS-12 has the potential to address the key symptoms of this disorder and may not share the limitations of currently approved agents. We look forward to evaluating the potential of AXS-12 in the CONCERT trial, with the goal of providing a more effective treatment for narcolepsy.”

About the CONCERT Trial

CONCERT (Clinical Outcomes in Narcolepsy and Cataplexy: An Evaluation of Reboxetine Treatment) is a Phase 2, double-blind, randomized, placebo-controlled, crossover, multicenter trial of AXS-12 in patients with narcolepsy. The study will enroll approximately 20 patients, all of whom will be treated with AXS-12 for three weeks, and with placebo for three weeks. Eligible patients will be randomized to receive either AXS-12 followed by placebo, or placebo followed by AXS-12. Efficacy assessments will include the frequency of cataplexy attacks, and measures of other symptoms of narcolepsy.

About Narcolepsy

Narcolepsy is a serious and debilitating neurological condition that causes dysregulation of the sleep-wake cycle and is characterized clinically by excessive daytime sleepiness, cataplexy, hypnagogic hallucinations, sleep paralysis, and disrupted nocturnal sleep. Narcolepsy afflicts an estimated 185,000 individuals in the U.S. Cataplexy is seen in an estimated 70% of narcolepsy patients and is a sudden reduction or loss of muscle tone while a patient is awake, typically triggered by strong emotions such as laughter, fear, anger, stress, or excitement. Narcolepsy interferes with cognitive, psychological, and social functioning, increases the risk of work- and driving-related accidents, and is associated with a 1.5 fold higher mortality rate. Depression is reported in up to 57% of patients.

About AXS-12

AXS-12 (reboxetine) is a novel, oral, investigational medicine in development for the treatment of the symptoms of narcolepsy. AXS-12 is a highly selective and potent norepinephrine reuptake inhibitor. AXS-12 is an investigational drug product not approved by the FDA.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited treatment options. Axsome’s core CNS product candidate portfolio includes four clinical-stage candidates, AXS-05, AXS-07, AXS-09, and AXS-12. AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), a Phase 2/3 trial in agitation associated with Alzheimer’s disease (AD), and a Phase 2 trial in smoking cessation. AXS-07 is being developed for the acute treatment of migraine. AXS-12 is currently in a Phase 2 trial in narcolepsy. The Axsome Pain and Primary Care business unit (Axsome PPC) houses Axsome’s pain and primary care assets, including AXS-02 and AXS-06, and intellectual property which covers these and related product candidates and molecules being developed by Axsome and others. AXS-02 is being developed for osteoporosis, the pain of knee osteoarthritis, and chronic low back pain. AXS-06 is being developed for osteoarthritis and rheumatoid arthritis. AXS-02, AXS-05, AXS-06, AXS-07, AXS-09, and AXS-12 are investigational drug products not approved by the FDA. For more information, please visit the Company’s website at axsome.com. The Company may occasionally disseminate material, nonpublic information on the company website.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials, futility analyses and receipt of interim results, which are not necessarily indicative of the final results of our ongoing clinical trials; our ability to fund additional clinical trials to continue the advancement of our product candidates; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration (“FDA”) or other regulatory authority approval of, or other action with respect to, our product candidates (including, but not limited to, FDA’s agreement with the Company’s plan to discontinue the bupropion treatment arm of the ADVANCE-1 study in accordance with the independent data monitoring committee’s recommendations); the potential for the ASCEND clinical trial to provide a basis for approval of AXS-05 for the treatment of major depressive disorder and accelerate its development timeline and commercial path to patients; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Senior Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com